EXHIBIT 99.1
Toni Perazzo
Chief Financial Officer
(650) 340-1888
AeroCentury Corp. Earns $1.2 Million, or $0.78 per Share, in 2016;
Operating Lease Revenue Grew 20% in 4Q16 Year-Over-Year;
Portfolio Utilization Remains Strong at 94% in 4Q16

BURLINGAME, California, March 7, 2017 -- AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today reported 2016 earnings were $1.2 million, or $0.78 per diluted share.  In 2015, earnings were $6.4 million, or $4.17 per diluted share.

ÒAeroCentury made investments in leased assets totaling $69 million in the third quarter of 2016, the impact of which we are now seeing in the form of increasing operating lease revenue,Ó said Michael G. Magnusson, Chief Executive Officer.  Operating lease revenue in the fourth quarter of 2016 was $7.4 million, reflecting an increase of 22% compared to operating lease revenue in the third quarter of 2016 of $6.1 million and an increase of 20%, compared to the fourth quarter of 2015 of $6.2 million.

In the fourth quarter of 2016, AeroCentury recorded a loss of $40,000, or $0.03 per share, reflecting a $906,000 impairment charge.  There was an atypical tax rate due to differences in the book and tax treatment of certain items.   In the third quarter of 2016, earnings were $530,000, or $0.34 per diluted share, which included $1.2 million in gains from sales-type finance leases.  In the fourth quarter of 2015, earnings were $3.1 million, or $1.99 per diluted share, which included $6.3 million in gains on disposal of assets.

ÒIn 2016, we continued to rebuild and refresh our portfolio of leased regional aircraft,Ó Magnusson continued.  ÒOur strategy is to grow the size of the portfolio, but also to improve the overall quality of the assets that comprise the portfolio by adding newer more fuel efficient models.  We continue to see great competition among buyers for the purchase of the type of assets that we seek to acquire.  While AeroCentury did not purchase any aircraft in the fourth quarter of 2016, over the course of 2016, AeroCentury added four regional jet aircraft, and sold four older regional jet aircraft and one aircraft engine for cash, and sold three older turboprop aircraft pursuant to sales-type finance leases.   Toni M. Perazzo, Chief Financial Officer noted, ÒThe four regional jet aircraft acquired in 2016 consisted of two Bombardier CRJ-1000 regional jet aircraft on lease to Air Nostrum and two Bombardier CJR-900 aircraft on lease with Adria Airways.  These acquisitions resulted in a 24% increase in the net book value of our aggregate asset portfolio, to $192.8 million from $155.3 million a year ago.Ó

2016 Highlights (at or for the periods ended December 31, 2016, September 30, 2016, and December 31, 2015):

•
Average portfolio utilization, as a percentage of net book value of assets held for lease, was 94% during the fourth quarter of 2016, compared to 93% in the third quarter of 2016 and 96% in the year ago quarter.

•
Total revenues increased 3.8% to $7.7 million for the fourth quarter of 2016, compared to $7.4 million in the preceding quarter.  Total revenues were $12.7 million in the fourth quarter a year ago, which included $6.3 million from the sale or disposition of assets.

o
Operating lease revenues increased 22.0% to $7.4 million in the fourth quarter of 2016, compared with $6.1 million in the third quarter of 2016, as a result of aircraft acquisitions during the third quarter of 2016.  Operating lease revenues improved 20% from $6.2 million in the year ago fourth quarter, primarily as a result of lease revenue from recently acquired assets, the effects of which were partially offset by the loss of revenue from an aircraft that suffered a total loss in April 2016 and from other assets that were on lease in the 2015 quarter, but off lease in the 2016 period.

o
During the fourth quarter of 2016, the Company recorded a gain of $3,000 when a lessee exercised its purchase option under a sales-type finance lease.  Two aircraft were sold on sales-type lease financing terms in the third quarter of 2016, generating gains of $1.2 million; no aircraft were sold pursuant to sales-type finance leases in the fourth quarter of 2015.

o	The Company recorded no gain on disposal of assets in the fourth quarter of 2016, compared to $3,000 in the preceding quarter and $6.3 million in the fourth quarter of 2015.
•
Total expenses increased to $7.7 million from $6.6 million in the preceding quarter, due to higher depreciation, management fees and interest expense, as well as a $906,000 impairment provision for an off-lease engine.  Total expenses declined 2% from $7.9 million in the fourth quarter a year ago primarily due to lower maintenance costs, which lower costs were partially offset by increases in depreciation, interest and management fees.

•
Operating margin and net margin were 0% and -1%, respectively, in the fourth quarter of 2016, compared to 11% and 7%, respectively, for the preceding quarter, and 38% and 24%, respectively, in the fourth quarter of 2015.

•	Book value per share was $27.13 at December 31, 2016, compared to $27.15 per share at September 30, 2016 and $26.35 per share at December 31, 2015.
•
Liquidity available from the revolving credit facility was $39.9 million at December 31, 2016, unchanged from September 30, 2016 and up slightly from $39.6 million a year ago. The credit facility may be expanded by an additional $30.0 million.

The following table shows the status of the Company's portfolio of aircraft and engines held for lease as of December 31, 2016, September 30, 2016, and December 31, 2015.

AIRCRAFT AND ENGINES HELD FOR LEASE
	December 31, 2016	% of net book value	September 30, 2016	% of net book value	December 31, 2015	% of net book value
Total turboprop aircraft*:
On lease	8	20%	8	20%	13	39%
Off lease	4	4%	4	4%	3	6%
Total turboprop aircraft	12	24%	12	24%	16	45%

Regional jet aircraft:
On lease	12	73%	12	73%	8	49%
Off lease	-	-%	-	-%	-	-%
Total regional jet aircraft	12	73%	12	73%	8	49%
Engines*:
On lease	2	-%	2	-%	2	5%
Off lease	2	3%	2	3%	3	1%
Total engines	4	3%	4	3%	5	6%

(*) Decreases from period to period reflect cash sales, sales pursuant to sales-type finance leases and the accidental loss of an aircraft.

AeroCentury's portfolio currently consists of six aircraft that are held under sales-type finance leases and twenty-three aircraft and four engines that are held for lease. The Company also has three turboprop aircraft that are held for sale, two of which are being sold as parts. The Company's portfolio consists of ten different aircraft types. The current customer base comprises twelve customers operating worldwide.

At December 31, 2016, total assets were $218.7 million, up 21% from $181.0 million a year ago, reflecting the net effect of aircraft purchases and sales during the past twelve months, and the accidental loss of one aircraft.

AeroCentury is a global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

Selected Financial Information
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015

Operating lease revenue	$7,410	$6,074	$6,186	$24,464	$25,467
Finance lease revenue	296	200	214	868	490
Gain on disposal of assets	-	3	6,331	2,150	6,791
Gain on sales-type finance leases	3	1,166	-	1,217	5,179
Maintenance reserves revenue (1)	-	-	-	-	589
Other income	16	1	16	17	17
	7,725	7,444	12,747	28,716	38,533

Depreciation	2,856	2,333	2,131	9,140	9,062
Maintenance costs	714	751	1,623	3,286	4,661
Interest	1,573	1,339	1,336	5,340	6,141
Management fees	1,531	1,249	1,321	5,216	5,581
Provision for impairment	906	-	1,135	1,227	1,282
Professional fees and other	136	385	331	1,699	1,785
Bad debt expense	-	573	-	836	-
	7,716	6,630	7,877	26,744	28,512

Income before income taxes	9	814	4,870	1,972	10,021
Income tax provision	49	284	1,795	750	3,583
Net income	$(40)	$530	$3,075	$1,222	$6,438

Earnings per share:
Basic	$(0.03)	$0.34	$1.99	$0.78	$4.17
Diluted	$(0.03)	$0.34	$1.99	$0.78	$4.17

Shares used in per share computations:
Basic	1,566,699	1,566,699	1,543,257	1,566,699	1,544,285
Diluted	1,566,699	1,566,699	1,547,334	1,566,699	1,544,285

	December 31,	September 30,	December 31,
	2016	2016	2015
Total assets	$218,736	$224,439	$181,025
Total liabilities	$176,236	$181,899	$139,746
Shareholders' equity	$42,500	$42,540	$41,279

(1) Maintenance reserves revenue is dependent upon the amount of reserves retained upon lease terminations.